UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Mastercard Incorporated
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Rules 14a-6(i) and 0-11 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2022
On April 29, 2022, Mastercard Incorporated (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders scheduled for June 21, 2022. This supplement updates and replaces the disclosure in the Proxy Statement in the table included below the heading “About the Annual Meeting and Voting—What vote is required for the other matters to be voted upon at the virtual Annual Meeting to be adopted?,” with respect to the vote required for election or approval and the treatment and effect of abstentions.
For Proposal 2 (advisory approval of Mastercard’s executive compensation), a majority of votes cast by Class A stockholders must be FOR the proposal. Abstentions and broker non-votes will have no effect on the outcome.
For Proposal 3 (ratification of the appointment of PwC as our independent registered public accounting firm for 2022), a majority of votes cast by Class A stockholders must be FOR the proposal. Abstentions will have no effect on the outcome, and brokers are permitted to vote on this matter without specific instruction from the beneficial owner.
For Proposal 4 (approval of an amendment to our Certificate of Incorporation to enable adoption of a stockholders’ right to call special meetings of stockholders), a majority of outstanding shares entitled to vote thereon must be FOR the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal.
For Proposals 5 – 8 (stockholder proposals), a majority of votes cast by Class A stockholders must be FOR the proposal. Abstentions and broker non-votes will have no effect on the outcome.
Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.
Important Information
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the disclosure in the Proxy Statement under “About the Annual Meeting and Voting—What can I do if I change my mind after I vote my shares?” for instructions on how to do so.